Exhibit 99.2

PRESS RELEASE

For Immediate Release

Contact:

MEDIA COMMUNICATIONS	INVESTOR RELATIONS
Amy Bass	Jan Watson
Director of Corporate Communications	Secretary — Treasurer
417-625-5114	417-625-5108
abass@empiredistrict.com	jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

REPORTS ELECTION OF DIRECTORS AND OFFICERS

JOPLIN, MO, April 28, 2005—(NYSE:EDE)  At the annual meeting of stockholders of The Empire District Electric Company held today, Kenneth R. Allen, William L. Gipson and Bill D. Helton were elected to three-year terms as Directors of the Company.  Shareholders also approved an amendment to the Employee Stock Purchase Plan, adopted the 2006 Stock Incentive Plan and adopted an amended and restated Stock Unit Plan for Directors.

At the  Board of Directors meeting held today, the following officers were re-elected:  William L. Gipson, President and Chief Executive Officer; Bradley P. Beecher, Vice President-Energy Supply;  Ronald F. Gatz, Vice President-Strategic Development; David W. Gibson, Vice President-Regulatory and General Services; Gregory A. Knapp, Vice President-Finance and Chief Financial Officer;  Michael E. Palmer, Vice President-Commercial Operations; Janet S. Watson, Secretary-Treasurer; and Darryl L. Coit, Assistant Secretary and Assistant Treasurer.  Laurie A. Delano also was elected as an Assistant Secretary and Assistant Treasurer.

Darryl L. Coit, who holds the positions of Controller, Assistant Secretary, Assistant Treasurer and Principal Accounting Officer, has announced his retirement effective July 31, 2005.  Laurie A. Delano will replace Mr. Coit as Controller and Principal Accounting Officer effective August 1, 2005.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 157,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services, customer information software services, and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.